FIRST MUTUAL BANCSHARES INCORPORATED

CONTACT: John Valaas, President & CEO

Roger Mandery, Executive VP & CFO

425.455.7300

NEWS RELEASE

FIRST MUTUAL BANCSHARES COMPLETES STOCK BUYBACK TRANSACTION;

COMPANY REPURCHASES 20% OF SHARES OUTSTANDING

BELLEVUE, WA -- July 30, 2002 -- First Mutual Bancshares, Inc., (Nasdaq: FMSB) the holding company for First Mutual Bank, today announced it has completed its previously announced share repurchase. On June 3, 2002, the company agreed to repurchase and retire 1,019,256 million shares, approximately 20% of shares outstanding, from MGN Group LLC, a private investment firm in Seattle.

On June 27, 2002, First Mutual issued $9 million in Trust Preferred securities, used to fund approximately 57% of the nearly $16 million transaction. A dividend from the company's banking subsidiary funded the remainder of the buyback.

"Last week we announced our 39th consecutive quarter of year-over-year earnings growth," stated John Valaas, President and CEO. "Going forward, we expect this transaction to improve earnings per share. At the same time, trading liquidity should remain unaffected because MGN Group had been a long-term shareholder."

For the quarter ended June 30, 2002, net income was $1.9 million, or $0.36 per diluted share, compared to $1.7 million, or $0.33 per share, in the second quarter a year ago. Per share results reflect the 10% stock dividend issued on May 8, 2002.

First Mutual Bancshares, Inc. is the holding company for its wholly owned subsidiary, First Mutual Bank, an independent, community-based bank that operates ten full-service offices in the Puget Sound area, and loan production offices in Tacoma and Bellingham, Washington, and a sales finance office in Jacksonville, Florida.

www.firstmutual.com

This news release contains certain forward- looking statements including a statement regarding our expectation that the repurchase of approximately 20% of our common stock will result in improved earnings per share. This statement constitutes a forward-looking statement for the purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. The statement is based upon our current expectation that we will continue to realize net income at approximately our current earnings level after taking into consideration the effect of our new debt service for the Trust Preferred Securities and our use of approximately $6,800,000 of funds from a dividend from the company's banking subsidiary, First Mutual Bank. Although we believe this forward-looking statement is based upon reasonable assumptions and expectations, the statement is subject to and involves numerous uncertainties and risks. Factors which could affect the continued profitability of our operations include interest rate risks, our credit risk management, changes in the economic and competitive environment, regulatory and tax matters and changes that affect the banking industry. These risks and uncertainties should be considered in evaluating the forward-looking statement and undue reliance should not be placed on such statement. First Mutual Bancshares disclaims any responsibility to update or to publicly announce future events or developments that affect such forward-looking statements.

NOTE: Transmitted on Business Wire at 12:58 p.m. PDT, July 30, 2002.